SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K/A



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): OCTOBER 14, 1996




                               PAN AM CORPORATION
                     (F/K/A FROST HANNA MERGERS GROUP, INC.)





                   9300 N.W. 36TH STREET, MIAMI, FLORIDA 33178


                                  305-873-6039


Incorporation under the laws of the         Commission File Number        I.R.S. Employer Identification Number

         STATE OF FLORIDA                          0-23444                                65-0450311

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On September 23, 1996, Pan Am Corporation, a Florida corporation formerly known as "Frost Hanna Mergers Group, Inc." (the "Registrant"), consummated a business combination (the "Business Combination") with Pan American World Airways, Inc., a Florida corporation ("PAWA"), pursuant to an Acquisition Agreement, dated March 13, 1996, among the Registrant, PAWA and PA Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of the Registrant ("Acquisition Sub"), and an Agreement and Plan of Merger, dated September 23, 1996 among the Registrant, PAWA and Acquisition Sub (collectively the "Merger Agreement"). Pursuant to the Merger Agreement, Acquisition Sub merged with and into PAWA (the "Merger"), as a result of which PAWA became a wholly-owned subsidiary of the Registrant.

         On October 14, 1996, Deloitte & Touche LLP, the certified independent public accountants of PAWA, were appointed by the Registrant's Audit Committee of the Board of Directors as the independent certified public accountants of the Registrant replacing Arthur Andersen LLP who were dismissed on that date. The change in accountants was prompted solely by the Merger. During the Registrant's fiscal years ended December 31, 1995 and December 31, 1994 and the subsequent interim period preceding the change in accountants, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreements in connection with its reports. Further, during the Registrant's fiscal years ended December 31, 1995 and December 31, 1994, none of the reports of Arthur Andersen LLP contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainity, audit scope, or accounting principles.

         The Registrant has authorized Arthur Andersen LLP to respond fully to the inquiries of Deloitte & Touche LLP or any other successor accountants concerning the subject matter described in the foregoing paragraph. The Registrant has requested Arthur Andersen LLP furnish the Registrant with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements. This letter is filed as an exhibit to this Report.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                              PAN AM CORPORATION

                                              By: /s/ JOHN J. OGILBY, JR.
                                                  -----------------------------
                                                  John J. Ogilby, Jr.
                                                  Secretary

Dated:  October 24, 1996